Exhibit 99.1

ConnectM To Go Public Via Business Combination with Monterey Capital Acquisition Corporation

~ MCAC entered into definitive merger agreement with ConnectM, a vertically integrated clean energy technology and solutions provider for buildings and All-Electric OEMs ~

~ Transaction values ConnectM at an implied pre-money equity valuation of $145 million ~

~ ConnectM expects to conclude 2022 with positive Adjusted EBITDA in Q3 and Q4 ~

~ Transaction expected to provide ConnectM with access to capital to fund additional growth initiatives and customer acquisition strategy ~

~ Potential growth of ConnectM expected to be supported by the Inflation Reduction Act ~

~ Closing of the Transaction does not have a minimum cash condition ~

Monterey, CA, January 3, 2023 -- Monterey Capital Acquisition Corporation (“MCAC”) (Nasdaq: MCAC), a blank check company formed for the purpose of effecting a business combination, and ConnectM Technology Solutions, Inc. (“ConnectM”), a vertically integrated clean energy technology and solutions provider for buildings (residential and light commercial) and all-electric OEMs, announced today the signing of a definitive merger agreement (the “Business Combination Agreement” or “BCA”). Upon closing of the transaction (the “Merger”), the newly combined company (the “Company”) will operate under the name ConnectM Technology Solutions, Inc. and plans to list on Nasdaq under the symbol CNTM, subject to Nasdaq approval, stockholder approval and other customary closing conditions.

ConnectM has a current base of 22,000+ customers and 12 OEMs between its two platforms (Aurai and Yantra). Aurai is an integrated platform for electrification, decarbonization and energy efficiency and Yantra is ConnectM’s EV, micro mobility, and fleet management platform. ConnectM employs a unique customer acquisition strategy blending all-digital marketing, white label OEM integration and acquisitions of complementary businesses with customer bases that present upsell opportunities. ConnectM was #772 in the INC 5000 list for 2021 – their annual ranking of the fast growing companies in America, #17 in Boston, and #20 in Energy overall.

Management Commentary

Bhaskar Panigrahi, Chairman and Chief Executive Officer of ConnectM, commented, “We are thrilled to partner with MCAC as our missions are directly aligned and the partnership is complementary. We believe we have chosen the ideal partner as we embark on our journey towards becoming a public company, which we expect will provide us with capital to fuel expansion and growth plans. While 2022 alone has proven to be a record year for our company and we have experienced great successes to-date, we believe this is only the beginning and that we have laid the proper foundation to support our expansion and future endeavors as we offer a single connected operations platform through our Aurai and Yantra offerings for all electric assets.”

Bala Padmakumar, Chairman and Chief Executive Officer of MCAC, commented, “Upon formation in 2021 and Monterey’s IPO in 2022, our commitment and intent communicated to our investors was to be thoughtful and ‘right-sized’ in the SPAC market, targeting companies in the clean energy transition economy. We then leveraged our very well-connected management and board to vet over 20 clean energy transition companies. Our thorough search process concludes with today’s announcement in which we believe the most exciting partnership was uncovered in ConnectM. I am very pleased with our team’s efforts and hard work, and believe this announcement not only reflects a company that fits our target criteria but more importantly, furthers solutions to a global concern while addressing significant opportunity.”

ConnectM Investment Highlights

•	Addressing significant market opportunity with an Internet of Things (IoT)-enabled integrated user interface for residential, transportation and logistics, and commercial networks

•	Products are leveraged by OEMs, distributors and third-party service providers to build a differentiated infrastructure for demand creation, implementation, and ongoing management of decarbonization, electrification and energy efficient (DE2) solutions

•	Current base of 22,000+ customers with significant upsell opportunities

•	Ending 2022 with positive Adjusted EBITDA in Q3 and Q4 and with approximately $20 million in annual revenue.

o	Third quarter 2022 revenue represents record year-over-year growth of over 390% year-over-year

o	Gross margin expansion to 41% for the year ended December 31, 2021 compared to 14% for the year ended December 31, 2020

•	During the last twelve months, ConnectM’s products have helped electrify approximately 7.8 million KwH of heating and cooling, eliminate approximately 14 million CCF of natural gas, enable over 13.8 million electric-only miles of travel and save approximately 3.18K tons of Co2 emissions

•	Inflation Reduction Act extends rebates and we expect it will provide significant added momentum to deploy existing and advance future green technology

•	Well defined growth strategy supporting continued geographic expansion

•	ConnectM is led by a seasoned management team with public company experience and a deep clean energy track record

Transaction Summary

Under the terms of the transaction, MCAC has agreed to acquire ConnectM at an implied pre-money equity valuation of $145 million, subject to an upward adjustment depending on the extent to which MCAC's transaction expenses exceed $8.0 million. MCAC holds approximately $93.0 million of cash in its trust, subject to potential redemptions by MCAC’s existing stockholders. As part of the Merger, the outstanding equity of ConnectM will be converted into equity of MCAC. The Merger has been approved unanimously by the boards of directions of both MCAC and ConnectM and is expected to close in the second quarter of 2023, subject to review and approval by the U.S. Securities and Exchange Commission (“SEC”) of the registration statement on Form S-4 to be filed with the SEC, regulatory and stockholder approvals and other customary closing conditions. Additional information about the proposed transaction, including a copy of the Merger Agreement, will be available in a Current Report on Form 8-K to be filed by MCAC with the SEC and at www.sec.gov.

Certain stockholders of both MCAC and ConnectM have entered into agreements pursuant to which they have committed to vote their respective shares in favor of the Merger.

Advisors

EF Hutton, division of Benchmark Investments, LLC, is serving as capital markets advisor.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. is acting as legal counsel for MCAC and Burns & Levinson LLP is acting as legal counsel for ConnectM.

About Monterey Capital Acquisition Corporation

MCAC is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, having raised net proceeds of $92,920,000 in its initial public offering in May 2022. MCAC is led by Chief Executive Officer and Chairman of the Board Bala Padmakumar, Executive Vice President and Director, Vivek Soni and Company's Chief Financial Officer Daniel Davis. For more information, please visit: https://montereycap.com/

About ConnectM Technology Solutions, Inc.

ConnectM is a vertically integrated clean energy technology and solutions provider for buildings (residential and light commercial) and All-Electric OEMs with a proprietary platform to accelerate the transition to solar and all-electric heating, cooling and transportation. For more information, please visit: https://www.connectm.com/ and https://www.auraihome.com/

Forward-Looking Statements

This press release may include, and oral statements made from time to time by representatives of MCAC may include, "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements regarding possible business combinations and the financing thereof, and related matters, as well as all other statements other than statements of historical fact included in this press release are forward-looking statements. When used in this press release, words such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "possible," "potential," "predict," "project," "should," "would" and similar expressions, as they relate to us or our management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, MCAC's management. Actual results could differ materially from those contemplated by the forward-looking statements in this press release, including but not limited to: (i) conditions to the completion of the proposed business combination, including stockholder approval of the business combination, may not be satisfied or the regulatory approvals required for the proposed business combination may not be obtained on the terms expected or on the anticipated schedule; (ii) the occurrence of any event, change or other circumstance that could give rise to the termination of the business combination agreement between the parties; (iii) the effect of the announcement or pendency of the proposed business combination on ConnectM’s business relationships, operating results, and business generally; (iv) risks that the proposed business combination disrupts ConnectM’s current plans and operations; (v) risks related to diverting management’s attention from ConnectM’s ongoing business operations; (vi) potential litigation that may be instituted against MCAC and/or ConnectM or their respective directors or officers related to the proposed transaction or the business combination agreement or in relation to ConnectM’s business; (vii) the amount of the costs, fees, expenses and other charges related to the proposed business combination; (viii) risks relating to the uncertainty of the projected financial information with respect to ConnectM or the combined company; (ix) the possibility that ConnectM may not achieve profitability, (x) the potential impact of an economic downturn on ConnectM’s sales, (xi) increased competition from both traditional energy companies as well as other renewable energy companies, (xii) failure by ConnectM to successfully integrate its recent acquisitions, (xiii) failure to ConnectM to identify or integrate potential future acquisitions necessary to maintain its growth projections, (xiv) the impact of increasingly adverse weather conditions and climate change, (xv) continuing and/or future supply chain disruptions, (xvi) product shortages, delays or price increases from ConnectM’s limited number of suppliers, (xvii) tax, compliance, market and other risks associated with ConnectM’s international expansion, (xviii) ConnectM’s failure to adequately protect its intellectual property from third party infringement claims, (xix) ConnectM’s failure to remain in compliance with its credit and loan agreements, including its ability to service its debt, (xx) the impact of rising interest rates on ConnectM’s debt service payments, (xxi) ConnectM’s ability to secure new equity and/or debt financing to fund its liquidity needs, (xxii) the impact of potential product liability claims, (xxii) changes to laws and regulations governing direct-to-home sales, (xxiii) changes to evolving laws and regulations regarding privacy and data security, (xxiv) failure by ConnectM to keep up with the industry’s rapid technological change, (xxv) the cost and management time of protecting ConnectM’s technology and intellectual property from unauthorized use by third parties, (xxvi) ConnectM’s ability to protect it technology and intellectual property from unauthorized use by third parties, (xxvii) the ability to meet stock exchange listing standards following the consummation of the proposed business combination;; (xxviii) the impact of the global COVID-19 pandemic on any of the foregoing risks; and (xxix]) such other factors as are set forth in MCAC’s periodic public filings with the SEC, including but not limited to those described under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in its quarterly reports on Form 10-Q and in its other filings made with the SEC from time to time, which are available via the SEC’s website at www.sec.gov. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and MCAC and ConnectM do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither MCAC nor ConnectM gives any assurance that either MCAC or ConnectM, or the combined company, will achieve its expectations.

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of MCAC and ConnectM prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

All subsequent written and oral forward-looking statements concerning the proposed Merger or other matters addressed in this press release and attributable to MCAC, ConnectM or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this press release. Except to the extent required by applicable law or regulation, MCAC and ConnectM undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release to reflect the occurrence of unanticipated events.

Non-GAAP Financial Measures

This press release also includes references to non-GAAP financial measures such as Adjusted EBITDA. Such non-GAAP measures should be considered only as supplemental to, and not as superior to, financial measures prepared in accordance with GAAP. MCAC and ConnectM believe these non-GAAP measures of ﬁnancial results provide useful information to management and investors regarding certain ﬁnancial and business trends relating to ConnectM's ﬁnancial condition and results of operations. MCAC and ConnectM believe that the use of these non-GAAP ﬁnancial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends in and in comparing the ConnectM's ﬁnancial measures with other similar companies, many of which present similar non-GAAP ﬁnancial measures to investors. Management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. These non-GAAP ﬁnancial measures are subject to inherent limitations as they reﬂect the exercise of judgments by management about which expense and income are excluded or included in determining these non-GAAP ﬁnancial measures. Additionally, to the extent that forward-looking non-GAAP financial measures are provided, they are presented on a non-GAAP basis without reconciliations of such forward-looking non-GAAP measures due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation.

Additional Information and Where to Find It

This press release relates to a proposed business combination transaction involving MCAC and ConnectM. In connection with the transaction, MCAC intends to file with the SEC a registration statement on Form S-4 (the “Form S-4”) that will include a proxy statement and prospectus (the “Proxy Statement/Prospectus”). This document is not a substitute for the Form S-4 or the Proxy Statement/Prospectus. The definitive Proxy Statement/Prospectus (if and when available) will be delivered to MCAC’s stockholders. MCAC may also file other relevant documents regarding the proposed transaction with the SEC. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, SECURITY HOLDERS OF MCAC AND OTHER INTERESTED PARTIES ARE URGED TO READ THE FORM S-4, PROXY STATEMENT/PROSPECTUS AND ALL OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTION, INCLUDING ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MCAC, CONNECTM, THE TRANSACTION AND RELATED MATTERS.

Investors and security holders of MCAC may obtain free copies of the S-4 and the Proxy Statement/Prospectus, when available, and other documents that are filed or will be filed with the SEC by MCAC through the website maintained by the SEC at www.sec.gov or at MCAC’s website at https://montereycap.com/. These documents also may be obtained free of charge upon written request to Monterey Capital Acquisition Corporation, 419 Webster St., Monterey, CA 93940.

Participants in the Solicitation

MCAC and ConnectM and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from MCAC’s stockholders in connection with the transaction. Securityholders may obtain more detailed information regarding the names, affiliations, and interests of certain of MCAC’s executive officers and directors in the solicitation by reading MCAC’s Form S-4, Proxy Statement/Prospectus and other relevant materials filed with the SEC in connection with the Merger when they become available. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the stockholders in connection with the proposed Merger will be set forth in the Form S-4 when it is filed with the SEC You may obtain free copies of these documents as described in the preceding paragraph.

No Offer or Solicitation

This press release relates to a proposed business combination between MCAC and ConnectM shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Merger. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

Investor Relations Contact:

MZ North America

(203) 741-8811

ConnectM@mzgroup.us